Exhibit 5.1

March 25, 2024

To:	Mobilicom Limited

c/ JM Corporate Services Level 21, 459 Collins Street

MELBOURNE, VIC, 3000

Copied to:	Greenberg Traurig, P.A.

One Azrieli Center

Round Tower, 30th floor

132 Menachem Begin Rd

Tel Aviv, Israel, 6701101

Re:	MOBILICOM LIMITED

AUSTRALIAN COUNSEL OPINION – REGISTRATION STATEMENT ON FORM F-1

Ladies and Gentlemen,

We have acted as Australian counsel for Mobilicom Limited (ACN 617 155 978), an Australian company (the “Company”), in connection with the registration statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 25, 2024 under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the to the resale by the selling shareholders identified in the registration statement to which this opinion letter is an exhibit (the “Selling Shareholders”) of up to 1,998,386 American Depositary Shares (“ADSs”) representing ordinary shares, no par, of the Company (“Ordinary Shares”) issuable upon the exercise of warrants (the “Warrants”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) a copy of the Constitution of the Company, as currently in effect (the “Articles”); and (iii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that the Ordinary Shares underlying the Warrants have been duly authorized and when any Warrant is exercised pursuant to the terms thereof, including payment of the exercise price as provided for in the applicable Warrant, the Ordinary Shares issuable at that time by the Company will be duly authorized, validly issued, fully paid and non-assessable (for the purpose of this opinion, the term “nonassessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of Ordinary Shares, having fully paid all amounts due on such Ordinary Shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such Ordinary Shares).

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

1.	Our lawyers are Australian legal practitioners who each hold a practicing certificate enabling them to act as lawyers under the State and Territory laws of Commonwealth of Australia , and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the Commonwealth of Australia and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the Commonwealth of Australia. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

2.	Our opinions herein are subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relative to fraudulent conveyances, preference and equitable subordination, (ii) general principles or equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

3.	Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ QR LAWYERS PTY LTD

Per: /s/ Patrick Gowans